Amendment No. 1 to Bylaws of Bliss Essentials Corp.
                              Dated March 31, 2005


            The Bylaws of Bliss Essentials Corp., a Nevada corporation, are hereby amended as follows:

            1. Section 2.12 of Article II is hereby deleted in its entirety and the following is inserted in its place:

"2.12 Stockholder Action Without a Meeting

      Unless the Articles of Incorporation provide otherwise, any action to be taken at any annual or special meeting of such stockholders of this corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would have been necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registed office in Nevada, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested."

            2. Section 3.11 of Article III is hereby deleted in its entirety and the following is inserted in its place:

"3.11 Board of Director Vacancies.

      All vacancies, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum, unless it is otherwise provided in the Articles of Incorporation.

      The term of a director elected to fill a vacancy expires at the next shareholders' meeting at which directors are elected. However, if his term expires, he shall continue to serve until his successor is elected and qualifies or until there is a decrease in the number of directors."

            3. A new Article XI is hereby added which shall read in its entirety as follows:

                                  "ARTICLE 11.
                      ACQUISITION OF CONTROLLING INTEREST"

11.1 Acquisition of Controlling Interest

      The provisions of NRS 78.378 to 78.3793, inclusive, which apply to any acquisition of a controlling interest in an issuing corporation, shall not apply to this corporation or to an acquisition of a controlling interest in this corporation by any type of existing or future stockholder, none of which is identified herein."